UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 13, 2006
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-18443 (Commission File Number)	52-1574808 (IRS Employer Identification Number)
8125 North Hayden Road
Scottsdale, Arizona 85258-2463
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 13, 2006, the Stock Option and Compensation Committee of the Board of Directors (the “Committee”) of Medicis Pharmaceutical Corporation (the “Company”) approved the following compensation benefits for its executive officers for the period ended December 31, 2005 in conjunction with the Company’s change to a calendar fiscal year end. On December 12, 2006, the Board of Directors of the Company approved the change of the Company’s fiscal year end from June 30 to December 31, effective December 31, 2005. There were no salary adjustments made for any of the executive officers.
     Bonus. The Committee approved the following cash bonuses for services rendered to the Company for the period beginning July 1, 2005 and ending December 31, 2005. Bonuses were calculated in accordance with the Cash Bonus Performance Program established by the Compensation Committee for the fiscal period from July 1, 2005 through June 30, 2006, as previously disclosed on the S-4 filed with the Securities and Exchange Commission on November 16, 2005, and which is substantially similar to the 2006 Cash Bonus Performance Program described below, except for the applicable targets. The performance goals and payout amounts for the period from July 1, 2005 to December 31, 2005 were appropriately adjusted to reflect a six month fiscal period.

Executive Name	2005 Bonus
Jonah Shacknai	$440,000.00
Richard J. Havens	$161,000.00
Mark A. Prygocki	$181,000.00
Mitchell S. Wortzman, Ph.D.	$137,000.00
     Stock Options and Restricted Stock. On February 7, 2006, the Committee approved the grant and issuance of the following stock option and restricted stock awards to the Company’s executive officers pursuant to the terms and conditions of the Company’s 2004 Stock Incentive Plan (the “Plan”) and the related stock option and restricted stock agreements. The exercise price of the stock options granted to Mr. Shacknai is the closing price of the Company’s common stock on February 7, 2006. The option term is seven years, subject to earlier termination in connection with a termination of employment with the Company. The option vests in equal annual installments over a three year period, subject to continuous employment or service with the Company or any subsidiary of the Company. The vested option is exercisable following termination of employment for ninety days, unless the termination is due to death or disability, in which the option is exercisable for six months and one year, respectively. The restricted stock issued to Mr. Shacknai will vest in a series of equal annual installments over the three-year period beginning on the date of grant, subject to his continuous employ or service with the Company or any subsidiary of the Company. The restricted stock granted to Messrs. Havens and Prygocki and Dr. Wortzman will vest in a series of annual installments over the five-year period beginning on the date of grant, subject to the recipient’s continuous employ or service with the Company or any subsidiary of the Company. The incremental annual installments shall be as follows: Year 1 — 10%; Year 2 — 10%; Year 3 — 20%; Year 4 — 30%; and Year 5 — 30%. Restricted stock is subject to forfeiture upon termination of employment and may not be transferred until vested. Holders of restricted stock have full voting and dividend rights with respect to the shares. No payment is made by the holder for the restricted stock. The Committee has the discretion to determine the identity of grantees, number of shares, exercise prices, vesting schedule and the expiration of any future options or restricted stock awards.

Executive Name	Stock Options	Restricted Stock
Jonah Shacknai	30,625	6,125
Richard J. Havens	0	5,500
Mark A. Prygocki	0	7,400
Mitchell S. Wortzman, Ph.D.	0	5,500
     2006 Cash Bonus Performance Program. The Committee approved a cash bonus performance award program under the Plan for the Company’s executive officers. The payment of cash bonus awards is contingent upon (i) the Company achieving specified performance goals pre-established by the Committee and (ii) the individual achieving pre-established individual performance goals, each for the performance period beginning January 1, 2006 and ending December 31, 2006. The Committee approved a target bonus award for the Company’s chief executive officer equal to 90% of his annualized rate of salary as of the last business day of the performance period and a target bonus award for each of the Company’s executive vice presidents equal to 75% of his annualized rate of salary as of the last business day of the performance period. Bonus payments may range from 0% to 200% of the target bonus amounts. Thus, the maximum bonus award for the chief executive officer is 180% of his annualized rate of salary as of the last business day of the performance period and the maximum bonus award for each executive vice president is 150% of his annualized rate of salary as of the last business day of the performance period; provided, however, that in no event shall any executive receive a bonus in excess of $2,000,000. The performance goals for the Company are net revenue targets and EBITDA targets which are weighted equally. No bonus is payable if the Company’s actual performance is less than 70% of the net revenue target, and less than 70% of the EBIDTA target. At 100% of target performance for each target, 100% of target bonus is payable, presuming the individual performance goals have been met. The actual cash bonus payable based upon the Company achieving the specified performance goals will be adjusted downward if the pre-established individual performance goals are not met. No amounts are payable until the Committee certifies 2006 performance. In addition the Committee may, in its discretion, reduce or eliminate the amount otherwise payable pursuant to an executive’s performance award. These awards are intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2006	By:	/s/ Mark A. Prygocki, Sr.

Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer,
Corporate Secretary and Treasurer